Exhibit 10.1
SECOND AMENDMENT TO CONSTRUCTION MANAGEMENT AND GENERAL CONTRACTOR’S AGREEMENT
This Second Amendment to Construction Management and General Contractor’s Agreement (“Amendment”), dated to be effective as of April 23, 2008, is made by and between HRHH Hotel/Casino, LLC and HRHH Development, LLC, each Delaware limited liability companies (collectively, “Owner”) and MJ Dean Construction, Inc., a Nevada corporation (“Contractor”)(collectively, “Parties”).
RECITALS
A. The Parties entered into that certain Construction Management and General Contractor’s Agreement, dated February 22, 2008, as amended by the First Amendment to Construction Management and General Contractor’s Agreement, dated to be effective March 11, 2008 (the “Agreement”).
B. The Parties desire to amend the Agreement as set forth below.
AGREEMENT
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby amend the Agreement as follows:
1. Defined Terms. Unless otherwise defined herein, all capitalized terms used in this Amendment shall have the meaning given such terms in the Agreement. Unless the context otherwise indicates, all references herein to the Agreement shall include this Amendment.
2. Deletion of Phase I-A Shell Expansion Reference. In the second line of the third “whereas clause” on the first page of the Agreement, delete the reference to “the Phase I-A Shell Expansion”.
3. Section 3.8. Section 3.8 of the Agreement is deleted and replaced with the following:
Allowances. An allowance (“Allowance”) is an estimated amount established in a Guaranteed Maximum Cost Work Authorization to cover the cost of a prescribed item not specified in detail with provision that variations between such amount and the finally determined cost of the prescribed item will be reflected in a Change Order to be entered into in accordance with the terms hereof. Assumptions, Allowances and clarifications on which any such Guaranteed Maximum Cost is based shall be set forth in the applicable Work Authorization. If costs are more or less than Allowances, the applicable Guaranteed Maximum Cost (including the Fixed Fee which comprises a portion of such Guaranteed Maximum Cost) shall be adjusted accordingly by Change Order. Owner shall not unreasonably withhold consent to Change Orders for Allowances. The amount of any such Change Order shall reflect the difference between actual Costs of the Work incurred and related Fixed Fee and the Allowances. Allowances and related Change Orders with respect to (i) the Onsite/Offsite Improvements/Pedestrian Realm Work Authorization, the Allowances shall not exceed forty percent of the Guaranteed Maximum Cost stated in such Work Authorization as the same exists as of May 20, 2008 and (ii) any Other Work Authorization shall not exceed thirty percent (30%) of the Guaranteed Maximum Cost stated in such Work Authorization as the same exists as of May 20, 2008, provided that notwithstanding anything to the contrary set forth herein, in the aggregate Allowances shall not exceed fifteen percent (15%) of the Guaranteed Maximum Cost across all Work Authorizations (as the same exist as of the date hereof).
(a)	If an Allowance is approved by Owner, the following shall apply:

Items covered by Allowances shall be supplied for such amounts and by such persons or entities as Owner may direct, but Contractor shall not be required to employ persons or entities to whom Contractor has reasonable objection.

(b)	Unless otherwise provided in the applicable Work Authorization:
(i) Allowances shall cover the Cost to the Contractor of materials and equipment delivered at the Site and all required taxes, less applicable trade discounts; and
(ii) Contractor’s costs for unloading and handling at the Site, labor, installation costs, overhead, profit and other expenses contemplated for stated Allowance amounts may be included in the Allowance.
4. Section 15.1. Section 15.1 of the Agreement is deleted and replaced with the following:
Contractor shall furnish payment and performance bonds substantially in the form of bonds annexed hereto as Exhibit “C-1”, each of which shall be in the amount of Fifty Million Dollars and shall be issued with the Owner as obligee and Lender as an additional obligee. All such bonds shall remain in effect for the entire length of the Project.

5. Section 8.1(b). In the fourth sentence of Section 8.1(b), “$2 million dollars” is hereby deleted and replaced with “$5 Million Dollars”.
6. Inconsistencies; No Other Changes. In the event of any inconsistency between the terms and provisions of this Amendment and the terms and provisions of the Agreement, the terms and provisions hereof shall control. Owner and Contractor agree that there are no other changes to the Agreement, and the Agreement, as amended hereby, remains in full force and effect.
7. Effectiveness. This Amendment shall be effective as of the date specified above.
8. Counterparts. This Amendment may be executed in counterparts, each of which shall be fully effective as an original, and all of which together shall constitute one and the same instrument.

OWNER: HRHH Hotel/Casino, LLC, a Delaware limited liability company
By:	/s/ Brian Feigenbaum
	Name:	Brian Feigenbaum
	Title:	Authorized Agent for HRHH Hotel/Casino, LLC

HRHH Development, LLC, a Delaware limited liability company
By:	/s/ Brian Feigenbaum
	Name:	Brian Feigenbaum
	Title:	Authorized Agent for HRHH Development, LLC

CONTRACTOR: M.J. Dean Construction, Inc. a Nevada corporation

By:	/s/ William Moore
	Name:	William Moore
	Title:	V.P.